Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (the “Agreement”) is entered into by and between THEODORE BUTZ (“You”) and FMC CORPORATION (the “Company”), a Delaware corporation, on December 22, 2010 (the “Effective Date”). Mr. Butz and the Company are referred to collectively herein as the “Parties.”

WHEREAS, you have served the Company in a position of substantial authority and responsibility;

WHEREAS, your employment with the Company will cease on February 28, 2011 (the “Termination Date”); and

WHEREAS, you and the Company desire to document your rights and obligations in connection with your cessation of employment.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Parties agree as follows:

1.	Term.

The Company agrees to employ you, and you agree to remain in employment with the Company, from the Effective Date until the Termination Date (the “Term”). During the Term, you will perform such duties as may reasonably be requested of you by the Company. Such duties may differ from your existing duties, so long as they are commensurate with your status as a Vice President of the Company. On the Termination Date, your service to the Company will terminate and you will be deemed to have resigned as of the Termination Date from any and all positions you hold with the Company or any affiliated entity.

2.	Compensation During Term.

During the Term, your compensation will not change, provided that no further equity awards will be granted to you and you will not participate in any annual or long-term incentive programs in respect of for any period beginning on or after January 1, 2011.

3.	Compensation Upon Conclusion of the Term.

Following the conclusion of the Term, you will receive the payments, rights and benefits described in this Section 3; provided that the payments, rights and benefits described in this Section 3 are all subject to your compliance with all the terms of this Agreement (including, without limitation, Section 4 below) and are in lieu of, not in addition to, severance benefits under any other Company arrangement.

(a)

Survival and Continued Vesting of Otherwise Unvested Stock Options. The stock options listed in Section 1 of Exhibit A will remain outstanding and will become exercisable as scheduled in the ordinary course through the first anniversary of the Termination Date, notwithstanding your cessation of employment. Once exercisable, those options will remain exercisable until February 19, 2013, notwithstanding your prior cessation of employment; provided that those options will remain subject to early termination provisions contained in the applicable plan and/or award agreement that relate to changes in control, reorganizations, liquidations or similar business transactions or events.

(b)	Survival of Vested Options. The stock options listed in Section 2 of Exhibit A will remain exercisable until the first anniversary of the Termination Date, notwithstanding your cessation of employment; provided that those options will remain subject to early termination provisions contained in the applicable plan and/or award agreement that relate to changes in control, reorganizations, liquidations or similar business transactions or events.

(c)	Performance-Based Cash Incentives. Notwithstanding the otherwise applicable terms governing the Company’s 2009-2011 and 2010-2012 performance-based cash incentive programs, you will remain eligible to receive a pro-rata payment under such programs, determined as follows:

(1)	the amount of performance based cash otherwise payable to you under such programs (but for your cessation of employment) will be determined by the Company in the ordinary course, based on actual corporate performance for the relevant performance period;

(2)	each amount determined under clause (1), above, will be multiplied by a fraction to reflect your employment for less than the entire performance period. With respect to the 2009-2011 performance period, the fraction will be 72%. With respect to the 2010-2012 performance period, the fraction will be 39%; and

(3)	each amount determined under clause (2), above, will be paid to you within two and one-half months following the end of the applicable performance period.

(d)	Restricted Stock Units. The restricted stock units (“RSUs”) held by you will vest, and the shares underlying such RSUs will be delivered, in accordance with the terms of the applicable award agreements. For purposes of those agreements, your cessation of employment with the Company will be deemed a termination by the Company “without Cause.”

(e)	Severance Payment. The Company will pay you a cash lump-sum severance payment of $732,728.70[1] on March 15, 2011.

[1]	1 x (2010 base salary and 2010 target bonus)

(f)	COBRA Premium Waiver. The Company will waive a portion of the applicable premium otherwise payable for COBRA continuation coverage for you (and, to the extent covered by the Company’s group health and dental plan immediately prior to the Termination Date, your eligible dependents) for the 12 month period following your Termination Date, which portion will be equal to the difference between (A) the applicable monthly premium otherwise payable for COBRA continuation coverage and (B) the monthly group health and dental plan contributions required of active employees as in effect from time to time.

(g)	Vacation. You will receive a payment in respect of your earned but unused vacation time as of the Termination Date, paid in accordance with the Company’s normal payroll practices and policies.

(h)	Other Benefits. You will be eligible to receive:

(1)	executive outplacement services at a cost not to exceed $25,000;

(2)	financial and tax planning services at a cost not to exceed $5,000;

(3)	three sessions with a communications coach at a total cost not to exceed $5,000; and

(4)	legal services incurred in connection with this Agreement, at a total cost not to exceed $5000.

The Company will pay or reimburse the cost of these services within 90 days following the submission of proper receipts, provided such receipts are submitted within 90 days after the costs are incurred and provided further that the costs are incurred no later than June 30, 2012.

4.	Release of Claims.

The payments and benefits described in Section 3 above are expressly conditioned on your execution and delivery to the Company, within three days following your Termination Date, of a release in the form attached hereto as Exhibit B (the “Release”) and on that Release becoming irrevocable, provided however, that if you should predecease the Termination Date, your surviving spouse (or heirs, if she is also deceased) shall nevertheless be entitled to the payments and benefits described in this Section 3, upon execution of a similar Release which releases the same claims against the Company that she or they may be entitled to bring on your behalf.

5.	Section 409A.

The amounts payable under this Agreement are intended to be exempt from, or compliant with, the requirements of Section 409A of the Code and this Agreement should be interpreted accordingly. Any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code will be subject to the requirements of Treas. Reg. § 1.409A-3(i)(iv)(3), (4) and (5).

6.	Restrictive Covenants. To induce the Company to enter into this Agreement and in recognition of the compensation to be paid to you pursuant to Section 3 of this Agreement, you agree to be bound by the provisions of this Section 6 (the “Restrictive Covenants”).

(a)	Covenant Not To Compete. You covenant that, during your remaining employment by the Company and for the 12 month period immediately following the Termination Date (the “Restricted Period”), you will not (except in your capacity as an employee or director of the Company) do any of the following, directly or indirectly:

(1)	perform services in any capacity for, or undertake any venture together with, any Competing Business, unless previously approved by Company in writing;

(2)	influence or attempt to influence any employee, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person to terminate or modify any written or oral agreement, arrangement or course of dealing with the Company or any of its affiliates; or

(3)	solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by the Company or any of its affiliates within the 12 months immediately preceding such solicitation or retention.

(b)	Confidentiality. You recognize and acknowledge that the Proprietary Information (as defined below) is a valuable, special and unique asset of the business of the Company and its affiliates. As a result, both during the Term and thereafter, you will not, without the prior written consent of the Company, for any reason divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company and its affiliates, any Proprietary Information. Notwithstanding the foregoing, if you are compelled to disclose Proprietary Information by court order or other legal or regulatory process, to the extent permitted by applicable law, you shall promptly so notify the Company so that it may seek a protective order or other assurance that confidential treatment of such Proprietary Information shall be afforded, and you will cooperate with the Company and its affiliates in connection therewith. If you are obligated by court order or other legal process to disclose Proprietary Information, you will disclose only the minimum amount of such Proprietary Information as is necessary for you to comply with such court order or other legal process.

(c)	Definitions. For purposes of this Agreement:

(1) “Competing Business” means any company that directly competes with a major product line within the Company’s Specialty Chemicals Group.

(2) “Proprietary Information” means any and all proprietary information developed or acquired by the Company or any of its subsidiaries or affiliates that has not been specifically authorized to be disclosed. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) all intellectual property and proprietary rights of the Company, (b) computer codes and instructions, processing systems and techniques, inputs and outputs (regardless of the media on which stored or located) and hardware and software configurations, designs, architecture and interfaces, (c) business research, studies, procedures and costs, (d) financial data, (e) distribution methods, (f) marketing data, methods, plans and efforts, (g) the identities of actual and prospective suppliers and customers, (h) the terms of contracts and agreements with, the needs and requirements of, and the Company’s or its affiliates’ course of dealing with, actual and prospective suppliers and customers, (i) personnel information, (j) customer and vendor credit information, and (k) information received from third parties subject to obligations of non-disclosure or non-use. Failure by the Company or its affiliates to mark any of the Proprietary Information as confidential or proprietary will not affect its status as Proprietary Information.

(d) Acknowledgements. You acknowledge that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the duration and scope of the Restrictive Covenants are reasonable given the nature of this Agreement and your position within the Company. You further acknowledge that the Company would not have entered into this Agreement or agreed to provide the compensation described herein absent your agreement to be bound by the Restrictive Covenants.

(e) Remedies and Enforcement.

(1) Specific Enforcement. You acknowledge that any breach by you, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company or its affiliates for which monetary damages would not be an adequate remedy. You shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach or threatened breach by you of any of the Restrictive Covenants, the Company or its affiliates, as applicable, shall be entitled to injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement will not in any way limit remedies of law or in equity otherwise available to the Company and its affiliates.

(2) Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision will then be enforceable.

(3) Accounting. If you breach any of the Restrictive Covenants, the Company or its affiliates, as applicable, will have the right and remedy to require you to account for and pay over to the Company or its affiliates, as applicable, all compensation, profits, monies, accruals, increments or other benefits derived or received by you as the result of such breach. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity.

(4) Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company and its affiliates to the relief provided above in the courts of any other jurisdiction within the scope of the Restrictive Covenants.

(5) Disclosure of Restrictive Covenants. You agree to disclose the existence and terms of the Restrictive Covenants to any employer that you may work for during the Restricted Period.

(6) Extension of Restricted Period. If you breach Section 6(a) in any respect, the restrictions contained in that section will be extended for a period equal to the period that you were in breach.

7.	Miscellaneous Provisions.

(a)	Withholding. All payments (or transfers of property) to you will be subject to tax withholding to the extent required by applicable law.

(b)	Notices. Unless otherwise provided herein, any notice or other information to be provided to the Company will be delivered by hand or sent by overnight delivery, return receipt requested, to:

FMC Corporation

1735 Market Street

Philadelphia, PA 19103

Attn: General Counsel

Any notice or other information to be provided to you will be delivered by hand or sent by overnight delivery, return receipt requested, to your most recent address on file with the Company.

(c)	Nature of Agreement. You and the Company each have been represented by separate counsel and are entering into this Agreement voluntarily with a full understanding of its terms. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement. In making this Agreement, the Parties warrant that they did not rely on any representations or statements other than those expressly contained in this Agreement.

(d)	Entire Agreement. Except as otherwise herein provided, this Agreement, including all attachments hereto, constitutes the entire agreement between you and the Company regarding the subject matter hereof and supersedes and cancels all prior agreements and understandings between you and the Company regarding these matters.

(e)	Waivers. No modification or waiver of or amendment to any provision of this Agreement will be effective unless in writing and signed by you and an authorized officer of the Company. A delay or failure by the Company to exercise any right that is the subject of this Agreement will not be construed as a waiver of that right. A waiver of a breach on any one occasion will not be construed as a waiver of any other breach.

(f)	Governing Law. This Agreement will be interpreted, enforced and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws. This Agreement will continue in effect until all obligations under it are fulfilled. If any part of this Agreement is held to be void or unenforceable, the remaining provisions shall continue with full force and effect. This Agreement is binding on you and your legal representatives and the Company, its successors or assigns.

(g)	Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original, but all of which together shall constitute one instrument.

(h)	Headings. The headings in this Agreement are for convenience only and shall not effect the interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have each executed this Agreement on the day and year set forth below their respective signatures.

FMC CORPORATION

By:	/s/ Kenneth Garrett
(title)	Executive Vice President
Date:	December 22, 2010

/s/ Theodore Butz
THEODORE BUTZ

Date:	December 22, 2010

Exhibit A

EQUITY AWARDS

1. Otherwise unvested Stock Options subject to continued vesting and extended post-termination exercise rights under Section 3(a):

Date of Grant	Number of Shares	Exercise Price	Date Vesting Will Occur
February 19, 2009	9,090	$44.44	February 19, 2012

2. Currently vested Stock Options subject to extended post-termination exercise rights under Section 3(b):

Date of Grant	Number of Shares	Exercise Price
February 14, 2002	37,320	$17.00
March 3, 2003	27,140	$7.92
February 26, 2004	15,832	$18.98
February 17, 2005	15,064	$24.03
February 23, 2006	12,554	$31.28
February 15, 2007	10,628	$37.39
February 21, 2008	9,257	$55.75

Any stock option not listed on this schedule and that is outstanding on the Termination Date will be forfeited at that time.

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Exhibit B

RELEASE

THIS RELEASE is made by THEODORE BUTZ (the “Executive”) on this      day of March, 2011.

WHEREAS, the Executive’s employment as an executive of FMC Corporation (the “Company”) has terminated; and

WHEREAS, pursuant to the Transition Agreement by and between the Company and the Executive dated             , 2010 (the “Agreement”), the Company has agreed to pay the Executive certain amounts and to provide him with certain rights and benefits, subject to his execution of this Release.

NOW THEREFORE, in consideration of these premises and intending to be legally bound hereby:

1.	Consideration. The Executive acknowledges that: (a) the payments, rights and benefits set forth in Section 3 of the Agreement constitute full settlement of all his rights under the Agreement, (b) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (c) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Executive. The Executive further acknowledges that, in the absence of his execution of this Release, the benefits and payments specified in Section 3 of the Agreement would not otherwise be due to him.

2.	Release and Covenant Not to Sue.

(a)	The Executive hereby fully and forever releases and discharges the Company, and all predecessors and successors, assigns, stockholders, affiliates, subsidiaries, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of the Executive’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

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(b)	The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. The Executive further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to the Executive’s employment by the Company or the termination of that employment. This Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

(c)	The foregoing will not be deemed to release the Company from (i) claims to enforce Section 3 of the Agreement, (ii) claims for vested benefits under Section 3.4.2(c)(i) of Part I of the FMC Corporation Employees’ Retirement Program, (iii) claims for vested benefits under the terms of the FMC Corporation Salaried Employees’ Equivalent Retirement Plan and the FMC Corporation Non-Qualified Savings and Investment Plan, or (iv) claims for indemnification under the Company’s By-Laws, including access to such FMC Directors and Officers Liability Insurance Policies as may be necessary and appropriate to satisfy such indemnification obligations.

3.	Restrictive Covenants. The Executive acknowledges that restrictive covenants contained in Section 6 of the Agreement will survive the termination of his employment. The Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

4.	Non-Disparagement. The Executive agrees not to disparage any Released Person or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Released Person, and the Company, acting through its directors and officers, likewise agrees not to disparage The Executive.

5.	Cooperation. The Executive further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Executive was in any way involved during his employment with the Company. The Executive agrees to render such cooperation in a timely manner on reasonable notice from the Company.

6.	Rescission Right. The Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided 21 calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. The Executive may revoke this Release during those seven days by providing written notice of revocation to the Company at the address set forth in the Agreement. If the Executive revokes this Release, he will forfeit the payments, rights and benefits described in Section 3 of the Agreement and will not be entitled to any other severance benefits.

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7.	Challenge. If the Executive violates or challenges the enforceability of any provisions of the Agreement or this Release, no further payments, rights or benefits under Section 3 of the Agreement will be due to him.

8.	Miscellaneous.

(a)	Release Binding on Successors. This Release will be binding on the Executive and his executors, representatives, administrators and heirs.

(b)	Intended Third Party Beneficiaries. This Release will inure to the benefit of the Company, as well as the other Released Persons, each of whom is an intended third party beneficiaries of this Release.

(c)	Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

(d)	Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

IN WITNESS WHEREOF, the Executive has executed this Release on the day and year first above written.

THEODORE BUTZ

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